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                                                                    EXHIBIT 10.2

                              EMPLOYMENT AGREEMENT

      This employment Agreement ("Agreement") made effective as of the 1st day of October, 1993, by and between North Pointe Financial Services, Inc., a Michigan corporation, having its principal place of business at 28819 Franklin Road, Suite 300, Southfield, Michigan 48034, and herein referred to as "NPFS" and James G. Petcoff, herein referred to as the "Executive."

                                    RECITALS

      WHEREAS, the Executive has served in various executive capacities for NPFS and various affiliates since 1986, including that of President, Chief Executive Officer, Chairman of the Board, and as a Director; and

      WHEREAS, NPFS recognizes that the Executive's contribution to the betterment and continued success of NPFS has been substantial, and NPFS believes it to be important to its future prosperity and to its general interest to obtain assurance concerning the continuation of the Executive's employment and to provide the Executive with reasonable remuneration arrangements; and

      WHEREAS, the parties wish to enter into this written Employment Agreement to clearly define and clarify the terms of Executive's employment as President, Chief Executive Officer, and Chairman of the Board of NPFS.

      NOW, THEREFORE, the parties agree as follows:

      1. Employment. NPFS hereby employs the Executive and the Executive hereby accepts employment as President, Chief Executive Officer, and Chairman of the Board of NPFS on the terms and conditions hereinafter set forth.

      2. Term of Employment. The term of employment hereunder shall commence effective as of October 1, 1993 and shall continue for a term of five (5) years. The term shall be automatically extended for an additional one-year period, unless 90 days prior to that date, either the Executive or NPFS gives written notice to the other that the term is not to be extended. The term

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during which this Agreement is in effect may hereinafter be referred to as the
"Contract Term." Notwithstanding the foregoing, this Agreement may be terminated prior to expiration of its term as hereinafter provided in paragraph 6.

      3. Duties of Executive. The Executive shall, during the Contract Term, perform those tasks and discharge those duties of his positions set forth in paragraph 1, as well as similar duties for subsidiaries of NPFS, including North Pointe Insurance Company. The duties of those positions may be more particularly set forth from time to time by the Board of Directors. The Executive shall report to the Board of Directors.

      4. Compensation. The Executive initially shall receive an annual base salary of $400,000 for his services as NPFS's President, Chief Executive Office, and Chairman of the Board.

      It is agreed by the parties hereto that the Executive's base salary shall be reviewed by the Board of Directors of NPFS from time to time, but not less than once each year, and may be increased or decreased based upon performance, generally prevailing property and casualty insurance industry compensation practices and other relevant factors deemed reasonable by the Board of Directors. The Board may also award bonus compensation to the Executive from time to time, on the basis of performance and profitability of NPFS and its subsidiaries and other relevant factors, in its sole discretion.

      5. Benefits. During the Contract Term the Executive shall be entitled to participate at the highest level in all of NPFS's employee benefit plans or arrangements (including but not limited to life insurance plans, all surgical, medical, dental and hospital expense benefit plans, long-term disability plans, retirement-income plans and profit sharing plans) that are in effect during the Contract Term and to receive benefits thereunder on a basis consistent with the overall administration of the plans.

      (a) Vacation and Sick Leave. The Executive shall be entitled to six (6) weeks of

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vacation per year and sick leave in accordance with NPFS's policy with respect thereto.

      (b) Reimbursement of Business Expenses. It is acknowledged by NPFS that entertainment of various business associates is of benefit to the company and is an essential part of Executive's duties and responsibilities. NPFS shall reimburse the Executive for all reasonable business expenses incurred by the Executive in conducting the business of NPFS, including expenditures for dining and athletic clubs, monthly dues for one country club, entertainment, gifts and travel, provided that the Executive furnishes to NPFS adequate records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate taxing authorities for the substantiation of each such expenditure as an income tax deduction. Notwithstanding any other provisions in this contract, in the event any of the expenditures described above are not a proper income tax deduction to NPFS, the cost of such items shall be deemed additional compensation under this contract and shall not reduce any other salary or bonus payment hereunder.

      (c) Perquisites.

          (i) Also included in potential reimbursable expenses for purposes of subparagraph 5(b) are expenditures for travel to seminars, board meetings, conventions and other similar events, civic clubs and related expenditures with respect thereto including dues and meals. Amounts reimbursed to the Executive for such business expenses are not to be considered taxable compensation to the Executive, but are expenditures by NPFS for the convenience and benefit of NPFS.

          (ii) NPFS shall provide Executive use of an automobile or make the monthly payments on an Executive-owned or leased automobile. NPFS shall also pay for fuel, insurance, maintenance and repairs with respect to the business use of such automobile. The Executive's monthly automobile allowance may be increased from time to time as mutually agreed upon by the parties.

          (iii) NPFS shall also reimburse the Executive for all fees and dues related to membership in professional organizations, as from time to time approved by NPFS's Board of




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Directors, and all expenses related to such memberships.

          (iv) Other Benefits. NPFS may from time to time provide and pay other fringe benefits to the Executive and the Executive shall be entitled to participate during the Contract Term in any other benefit plans that may be made available to executive personnel of NPFS generally after the commencement of the Contract Term.

      6. Termination of Agreement.

      (a) Automatic Termination. The Agreement shall terminate immediately on the occurrence of either of the following events:

          (i) The death of the Executive.

          (ii) The Executive has been adjudicated by a court of competent jurisdiction to be insane, incompetent and/or unable to manage his affairs properly.

      (b) Discretionary Termination. In the event any of the following occurs, NPFS shall have the right to terminate this Agreement immediately upon giving the Executive advance written notice of such termination:


          (i) The breach of any of the terms of this Agreement by the Executive.

          (ii) The continuous neglect by the Executive of his employment duties.

          (iii) The Executive commits any acts of gross negligence; dishonesty; embezzlement; fraud; misrepresentation; intentional disclosure of confidential information related to the business of NPFS that would be detrimental to NPFS if disclosed; or habitual illegal substance abuse or drunkenness.

      (c) Suspension of Agreement. In the event the Executive, as a result of a physical or mental disability, has been unable to perform his duties under this Agreement on a full time basis for a period of six (6) consecutive months, NPFS may suspend this Agreement upon giving the Executive thirty (30) days advance written notice of such suspension unless, prior to expiration of such

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thirty (30) day period the Executive resumes performance of his duties on a full time basis. During a period when this Agreement is suspended, NPFS shall pay Executive one-half (1/2) of his base salary, less any disability payments from insurance for which NPFS has paid premiums.

      (d) Compensation Upon Termination. In the event of the termination of this Agreement for any of the reasons set forth above in subparagraph 6(b), the Executive shall be entitled to the base salary earned by him prior to the date of termination as provided for in this Agreement computed pro rata up to and including the date of termination.

      (e) Liquidated Damages Upon Termination of Employment by NPFS Without Cause. Notwithstanding any other provision in this Agreement to the contrary, NPFS may terminate this Agreement upon giving to the Executive thirty (30) days advance written notice of such termination. In the event NPFS terminates this Agreement pursuant to paragraph 6(a) or 6(e), NPFS shall pay to the Executive or, in the event of the Executive's death or legal incompetence, to the Executive's estate, a monthly sum equal to the highest monthly rate of base salary paid to the Executive during the last full prior calendar year pursuant to paragraph 4 of this Agreement. If such termination shall have occurred prior to the last day of the Contract Term, such payments shall continue until the last day of the last full calendar month of the full Contract Term, or until Executive reaches 70 years of age, whichever occurs first. In addition, if this Agreement is terminated pursuant to paragraph 6(e), Executive shall also be entitled to payment in an amount equal to three (3) times his merit bonus(es) for the last previous full calendar year.

      (f) Termination by Executive for Cause. In the event NPFS fails to make any payment of base salary to the Executive within thirty (30) days after such payment is due, the Executive may terminate this Agreement, upon giving to NPFS thirty (30) days advance written notice of such termination; provided, however, the Executive shall not be entitled to terminate this Agreement pursuant to this subparagraph 6(f) if NPFS makes such overdue payment to the Executive prior to expiration of



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the thirty day notice period. Any notice given to NPFS pursuant to this subparagraph 6(f) shall indicate the reason for termination and the amount of the overdue payment.

         In the event this Agreement is terminated pursuant to this subparagraph 6(f), the Executive shall be entitled to his base salary as provided for in this Agreement for the remaining Contract Term plus an amount equal to three (3) times his merit bonus(es) for the last previous full calendar year.

      7. Nondisclosure of Confidential Information. The Executive agrees that during the Contract Term, and at all times thereafter, any data, figures, projections, estimates, customer lists, tax records, personnel histories and records, information regarding sales, information regarding properties and any other information regarding the business, operations, properties or personnel of NPFS or its subsidiaries (collectively referred to herein as the "Confidential Information") disclosed to or acquired by the Executive shall be held in confidence and treated as proprietary to NPFS, and the Executive agrees not to use or disclose any Confidential Information without the prior written consent of NPFS; provided, however, that no such prior written consent shall be required for the disclosure and use by the Executive of Confidential Information to promote and advance the business interests of NPFS (including disclosure of information reasonably requested by underwriters) or in response to any lawful process of a court or government agency, whether state, federal or local, such as a subpoena, summons, proceeding, which requires the Executive's response, whether sworn or unsworn, or when a response is otherwise required by applicable law.

      8. Change in Control.

      (a) In the event (i) NPFS merges into or consolidates with another entity, or is subject in any way to a transfer of a substantial amount of its assets, resulting in the assets, business or operations of NPFS being controlled by an entity or individual other than NPFS (a "Change of Ownership"), or there occurs any "Change in Control" (as defined below) of NPFS and (ii) there is




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a significant change in the nature and scope of the duties and powers of the
Executive, as outlined in paragraph 3, or the Executive reasonably determines that, as a result of the occurrence of one or more of the events described in this subparagraph, he is unable to exercise or perform the powers, functions or duties as set forth in this Agreement or the Executive has "good reason" to terminate, as that term is defined in subparagraph 8(c), then the Executive shall be entitled, upon giving thirty (30) days advance written notice to NPFS, to terminate this Agreement and shall within ninety (90) days after the effective date of such termination, receive a lump sum amount equal to his base salary for thirty-six (36) months at the rate in effect on the date such notice is given to NPFS. The Executive shall also be entitled to an amount equal to three (3) times his merit bonus(es) for the last previous full calendar year.

      (b) A "Change of Control" shall be deemed to have taken place if (i) a third person, including a group of individuals or entities, becomes the beneficial owner of shares of NPFS having forty (40%) percent or more of the total number of votes that may be cast for the election of directors of NPFS, or
(ii) as a result of, or in connection with any cash tender or exchange offer, merger, consolidation or other business combination, or sale of assets, or any combination of the foregoing events, the persons who are directors of NPFS before the occurrence of such event or events cease to constitute fifty (50%) percent of the Board of Directors of NPFS.

      (c) For purposes of paragraph 8(a) the Executive shall be deemed to have "good reason" to terminate his employment with NPFS pursuant to paragraph 8(a) if any of the following events occur without the Executive's express written consent:

          (i) The assignment to the Executive of any duties materially inconsistent with the Executive's position, duties, responsibilities, and status with NPFS or its affiliates immediately prior to the Change in Control or Change of Ownership;

          (ii) A material change in the Executive's reporting responsibilities, titles or offices as in effect immediately prior to the Change in Control or Change of Ownership, or any



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removal of the Executive from or any failure to re-elect the Executive to such office, unless such removal or failure to elect is for cause.

          (iii) A reduction in base salary under the Executive's wage and salary program in effect immediately prior to the Change in Control or Change of Ownership.

          (iv) A failure by NPFS to continue any incentive programs for executives applicable to the Executive immediately prior to the Change in Control or Change of Ownership, the effect of which failure would be to materially reduce the incentive compensation which would be payable to the Executive but for discontinuance of such programs.

          (v) The Executive is requested to relocate his office to a location more than one hundred (100) miles from its location immediately prior to the Change in Control or Change of Ownership.

          (vi) In the event the Executive consents to any relocation of his office and such relocation necessitates the Executive moving from his then current residence (the "Prior Residence"), the failure of NPFS to pay or reimburse the Executive for all reasonable moving expenses incurred with respect to moving into a new residence and to indemnify the Executive against any loss incurred by the Executive in the sale of his Prior Residence which loss shall be the amount, if any, by which the actual sales price of the Prior Residence is exceeded by the higher of the Executive's aggregate investment in such prior Residence or the fair market value of the Prior Residence as established by an independent appraiser designated by the Executive and acceptable to NPFS.

          (vii) Failure of NPFS to continue in effect any benefit or compensation plan or arrangement in which the Executive was participating immediately preceding the Change in Control or Change in Ownership, or the taking of any action by NPFS not required by law which would adversely affect the Executive's participation in or materially reduce Executive's benefits from such a plan.

      9. Termination Payment Maximum. If any payments under this Agreement, when


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aggregated with any other NPFS (and subsidiary) payments to the Executive from other policies, plans and agreements of NPFS (and subsidiaries) that are deemed to constitute "golden parachute" payments (as defined in Section 280G of the Internal Revenue Code of 1986, as amended) ("Code") exceed the maximum amount of golden parachute compensation under Sections 280G and 4999 of the Code that may be paid without tax penalties to the Executive and the loss or partial loss of the compensation tax deduction to NPFS (and its affiliates), then the Executive shall specify which of his NPFS payments shall be reduced until his aggregate golden parachute compensation reaches the highest amount permissible without triggering tax penalties to the Executive and the loss or partial loss of the compensation tax deduction to NPFS under Code Sections 280G and 4999. Provided, however, that when the Executive designates which of his NPFS golden parachute payments shall be reduced to meet the limitations under Code Section 280G and 4999, no change in the timing of the payments shall be made without the consent of NPFS.

      10. Non-Competition Obligations. NPFS and the Executive covenant and agree that the Executive shall not, for the longer of (i) 12 months from the date of termination of this Agreement or (ii) the period during which the Executive receives payments under this Agreement plus the 12 months immediately following expiration of such period, engage, directly or indirectly, in the development of a liquor liability insurance product or service, nor will the Executive render services similar or reasonably related to those which he rendered as an employee of NPFS or any of its subsidiaries, as a sole proprietor, partner, employee, consultant, independent contractor or in any capacity within any state within which NPFS or any subsidiary thereof sells property and casualty insurance coverages or services.

      11. Settlement of Controversy and Expenses.

      (a) Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Oakland County, Michigan, in accordance with

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the Arbitration Rules of the American Arbitration Association then in effect.
The arbitrator shall be chosen mutually by the parties and shall not have jurisdiction or authority to change, add to or subtract from any of the provisions of this Agreement. The arbitration decision shall be final and binding and judgment may be entered on the arbitrator's award in any court having jurisdiction. In the event the parties cannot decide on an arbitrator, the American Arbitration Association shall empanel three arbitrators as it shall select in accordance with its then applicable rules who shall hear the controversy and decide all issues by majority vote.

      (b) In the event proceedings are brought to enforce any provision in the Agreement and the Executive prevails, then he shall be entitled to recover from NPFS his reasonable costs and expenses of the proceeding, including reasonable fees and disbursement of counsel and what would otherwise be the Executive's portion of the costs of arbitration. If NPFS prevails, then each party shall be responsible for his/its respective costs, expenses and attorney fees and the costs of arbitration shall be divided equally. In the event it is determined that the Executive is entitled to compensation, legal fees and expenses hereunder, he also shall be entitled to interest thereon, payable to him at the prime rate of interest of National Bank of Detroit, as in effect from time to time during the period from the date such amounts should have been paid to the date of actual payment. For purposes of determining the date when legal fees and expenses are payable, such amounts are not due until thirty (30) days after notification to NPFS of such amounts.

      12. Successors; Binding Agreement.

      (a) NPFS shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of NPFS, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that NPFS would be required to perform this Agreement if no such succession had taken place. As used in this Agreement, "NPFS"

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shall mean NPFS as hereinbefore defined, and any successor to its business and/or assets as aforesaid, which successor executes and delivers the agreement provided for in this Section 12 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

      (b) This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

      13. Notices. Any notices to be given hereunder by either party to the other may be effected either by personal delivery in writing or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the following addresses, but each party may change his address by written notice in accordance with this paragraph. Notices delivered personally shall be deemed communicated as of actual receipt; notices mailed by certified or registered mail shall be deemed communicated as of actual receipt; notices mailed first class shall be deemed communicated as of two (2) days after mailing:

                  To NPFS:        28819 Franklin Road, Suite 300
                                  Southfield, MI 48034
                                  Attn: Stephen C. June
                                        General Counsel and Secretary

                  To Executive:   James G. Petcoff
                                  4523 Rivers Edge Drive
                                  Troy, MI 48098

      14. Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of the Executive by NPFS and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party or anyone acting on behalf of any party which are not embodied herein, and that no other


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agreement, statement or promise not contained in this Agreement shall be valid or binding. No modification of this Agreement shall be enforceable unless it is in writing signed by both parties hereto. This Agreement is not assignable by Executive and shall be governed by and construed in accordance with the laws of Michigan.

      15. Opportunity for Review. Executive acknowledges that he has had an opportunity to consult with counsel separate from that of Company's prior to execution of this Agreement.

      16. Partial Invalidity. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.


      IN WITNESS WHEREOF, the parties have executed this Agreement effective as of October 1, 1993.

                                        "NPFS"
                                        NORTH POINTE FINANCIAL SERVICES, INC.,
                                        a Michigan corporation

                                        By: /s/ Stephen C. June
                                            -----------------------------------
                                                STEPHEN C. JUNE
                                                Secretary

                                        "EXECUTIVE"

                                        /s/ James G. Petcoff
                                        ---------------------------------------
                                        JAMES G. PETCOFF




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